Exhibit 2.1

EXECUTION VERSION

Magnum Hunter Resources Corporation

Eureka Hunter Holdings, LLC

777 Post Oak Boulevard, Suite 650

Houston, Texas 77056

November 18, 2014

MSIP II Buffalo Holdings, LLC

c/o Morgan Stanley Infrastructure

1585 Broadway, 39th Floor

New York, NY 10036

Attn: John V. Veech

Re:                             Certain Matters Relating to 2014 Projects

Reference is hereby made to (a) that certain Second Amended and Restated Limited Liability Company Agreement of Eureka Hunter Holdings, LLC dated as of October 3, 2014, by and among (i) Eureka Hunter Holdings, LLC, a Delaware limited liability company (the “Company”), (ii) MSIP II Buffalo Holdings, LLC, a Delaware limited liability company (“MSI”), (iii) Magnum Hunter Resources Corporation, a Delaware corporation (“MHR”), and (iv) the other Members party thereto (the “LLC Agreement”) and (b) that certain Transaction Agreement dated September 15, 2014, by and among (i) the Company, (ii) MSI, (iii) MHR and (iv) Magnum Hunter Services, LLC, a Delaware limited liability company (the “Transaction Agreement”). Unless the context otherwise requires, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the LLC Agreement. For $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, MHR and MSI hereby agree as follows:

Section 1. MSI November Contribution. Attached hereto are the following documents: (a) Exhibit A, which constitutes the original Project Written Consent for the 2014 Projects as contemplated by Section 6.8 of the Transaction Agreement and (b) Exhibit B, which constitutes the original Company Certificate contemplated by Section 5.2(d) of the LLC Agreement. Within five (5) Business Days after the date hereof, MSI shall make $30 million of CapEx Contributions in respect of the 2014 Projects in exchange for 850,241 Series A-2 Units (the “MSI November Contribution”). After giving effect to the MSI November Contribution and the amendment of the LLC Agreement pursuant to Section 4C hereof (the “Adjustment Amendment”), MSI (together with any of its Affiliated Members or Permitted Transferees) shall own 44.69% of the Class A Common Units and MHR (together with any of its Affiliated Members or Permitted Transferees) shall own 53.69% of the Class A Common Units and the Members’ Schedule shall be deemed to be amended (without any further action) with the changes set forth in the applicable column on Schedule I hereto. Unless otherwise agreed to by MSI in writing in its sole discretion, the amount contributed by MSI to the Company in connection with the MSI November Contribution pursuant to this Section 1 shall be used solely to fund amounts due in respect of the 2014 Projects or other items indicated on Schedule 2 attached hereto. For the avoidance of doubt, the MSI November Contribution will be subject to MHR’s right to make a MHR Catch-Up Contribution pursuant to Section 5.5 of the LLC Agreement.

Section 2. MHR November Contribution. On or prior to November 21, 2014 (but subject to MSI previously having made (or simultaneously making) the MSI November Contribution), (a) MHR shall contribute $20,000,000 as a Capital Contribution to the Company in exchange for 566,828 Series A-1 Units and (b) the Company and MHR shall deliver to MSI a certificate executed by the chief executive officer of the Company and MHR that $20,000,000 has been contributed by MHR to the Company as a Capital Contribution and the Company has received such amount. The Capital Contribution made by

MHR pursuant to this Section 2 is referred to herein as the “MHR November Contribution.” After giving effect to the MSI November Contribution, the Adjustment Amendment and the MHR November Contribution, MSI (together with any of its Affiliated Members or Permitted Transferees) shall own 43.75% of the Class A Common Units and MHR (together with any of its Affiliated Members or Permitted Transferees) shall own 54.66% of the Class A Common Units and the Members’ Schedule shall be deemed to be amended (without any further action)with the changes set forth in the applicable column on Schedule I hereto. Unless otherwise agreed to by MSI in writing in its sole discretion, the amount contributed by MHR to the Company in connection with the MHR November Contribution pursuant to this Section 2 shall be used solely to fund amounts due in respect of the 2014 Projects or other items indicated on Schedule 2 attached hereto. For the avoidance of doubt, MSI will not have any right to participate in the MHR November Contribution.

Section 3. Interim Closing.

A.                                    Subject to Section 3B, contemporaneously with the Second Closing on or about December 15, 2014 but in no event later than December 19, 2014 (such date, the “Interim Closing Date”), (a) MSI shall contribute $10,000,000 in cash in immediately available funds as a Capital Contribution to the Company (such Capital Contribution, the “MSI Interim Closing Contribution”), and (b) the Company shall issue to MSI 283,414 Series A-2 Units pursuant to the terms of the LLC Agreement (clauses (a) and (b), collectively, the “Interim Closing” and the transactions contemplated thereby, the “Interim Closing Transactions”), with the result being that, after giving effect to the MSI November Contribution, the MHR November Contribution, the Adjustment Amendment and the Interim Closing, MSI (together with any of its Affiliated Members or Permitted Transferees) shall own 44.34% of the Class A Common Units and MHR (together with any of its Affiliated Members or Permitted Transferees) shall own 54.10% of the Class A Common Units and the Members’ Schedule shall be deemed to be amended (without any further action) with the changes set forth in the applicable column on Schedule I hereto; provided, however, if either MHR or MSI makes any disproportionate Capital Contribution between the date hereof and the Interim Closing Date in accordance with the LLC Agreement (other than the MSI November Contribution, MHR November Contribution and/or MSI Interim Closing Contribution), then the 44.34% and 54.10% ownership percentages referred to above shall be adjusted in accordance with the LLC Agreement. Notwithstanding anything to the contrary set forth in this letter agreement or any other Transaction Document, the MSI Interim Closing Contribution will not be subject to MHR’s right to make a MHR Catch-Up Contribution pursuant to Section 5.5 of the LLC Agreement.

B.                                    MSI’s obligation to consummate the MSI Interim Closing Contribution shall be subject to the satisfaction (or waiver by MSI in writing in its sole discretion) of each of the following conditions, in each case after taking the transactions contemplated by this letter agreement, the Adjustment Amendment, and the other documents executed and delivered in connection herewith into account: (i) the representations and warranties of MHR and the Company contained in Article IV of the Transaction Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) at and as of the Interim Closing Date, after taking into account any updates made to the disclosure schedules pursuant to Section 9.13 of the Transaction Agreement (provided, that, notwithstanding anything to the contrary set forth herein, if any such updates constitute a Material Update (as defined in the Transaction Agreement), then MSI shall have the right, in accordance with Section 9.13(a)(i) of the Transaction Agreement, to terminate (x) Section 2.3 of the Transaction Agreement and (y) any and all obligations to consummate the Interim Closing Transactions), as if made at and as of such date, except that representations and warranties made as of a specified date need be true only as of that date, (ii) MHR and the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by MHR and the Company under each Transaction Document on or prior to the Interim Closing Date, (iii) neither MHR nor the Company shall be in material breach of any Transaction Document (as defined in the Transaction Agreement) as of the Interim Closing Date, (iv) a Material Adverse Effect (as defined in the Transaction Agreement) shall not have occurred and be continuing as of the Interim Closing Date, (v) no MHR Default shall have occurred, (vi) MHR shall have consummated the MHR November Contribution (unless the failure to consummate the MHR November Contribution was the result of a breach by MSI in making the MSI November Contribution, (vii) the Debt Condition (as defined in Section 13 below) shall have been satisfied, (viii) there shall have been no material adverse change to the 2014 Projects (but ignoring for this clause the costs identified on Schedule 2) and (ix) MHR shall have delivered to MSI a certificate in a form reasonably satisfactory to MSI, dated as of the Interim Closing Date and executed by the chief executive officer of MHR, stating that, as of the Interim Closing Date and after taking into account the transactions contemplated by this letter agreement and the other agreements executed and delivered in connection herewith, (A) the conditions specified in clauses (i), (ii), (vi) and (viii), of this sentence have been satisfied, and (B) to the Knowledge (as defined in the Transaction Agreement) of MHR, the conditions specified in clauses (iv) and (vii) of this sentence has been satisfied. In addition, as a condition to the Company’s obligation to issue the Series A-2 Units described above in connection with the MSI Interim Closing Contribution, MSI must deliver to the Company a MSI Closing Certificate dated as of the Interim Closing Date.

C.                                    Unless otherwise agreed to by MSI in writing in its sole discretion, the amount contributed by MSI to the Company in connection with the MSI Interim Closing Contribution shall be used solely to fund amounts due in respect of the 2014 Projects or other items indicated on Schedule 2 attached hereto.

D.                                    The parties hereby agree that the provisions of Section 9.13 of the Transaction Agreement shall apply to the Interim Closing Date in all respects, and Section 9.13 of the Transaction Agreement may be read to insert “Interim Closing Date” and “Interim Closing Transactions” in every instance where “Second Closing Date” and “Second Closing” is written, respectively, for purposes of this letter agreement.

Section 4. Second Closing.

A.                                    Notwithstanding anything to the contrary set forth in the LLC Agreement, the Transaction Agreement or otherwise, but subject to (i) the prior satisfaction (or waiver by MSI or MHR, as applicable, in writing in its sole discretion) of each of the conditions set forth in Section 3.3 of the Transaction Agreement, (ii) the prior satisfaction (or waiver by MSI in writing in its sole discretion) of the Debt Condition and (iii) the consummation of each of the MSI November Contribution, the MHR November Contribution and the Interim Closing (provided, that, MSI shall have the right in its sole discretion to waive the condition that the MHR November Contribution or Interim Closing shall have occurred if the MHR November Contribution or the Interim Closing does not occur due to any breach by MHR or the Company of any Transaction Document or Related Document, and MHR shall have the right in its sole discretion to waive the condition that the MSI November Contribution or the Interim Closing shall have occurred if the MSI November Contribution or the Interim Closing does not occur due to any breach by MSI of any Transaction Document or Related Document), on or about December 15, 2014, but in no event later than December 19, 2014 (a) MSI shall purchase and acquire from MHR, and MHR shall assign, transfer and convey to MSI, 1,505,374 Class A Common Units (the “MHR Acquired Units”) and such Class A Common Units shall be converted automatically for all purposes into 1,505,374 Series A-2 Units in accordance with the LLC Agreement and (b) MSI shall pay to MHR an aggregate amount equal to $55,000,000 for the MHR Acquired Units, which $55,000,000 shall be the “MHR Purchase Price” (as defined in the Transaction Agreement). Except as set forth in this Section 4A, MSI has no obligation under the Transaction Agreement or otherwise to purchase from MHR any Class A Common Units or other Units or pay any consideration to MHR for the MHR Acquired Units. After giving effect to the MSI

November Contribution, the MHR November Contribution, the Interim Closing, the Second Closing (which, for the avoidance of doubt, shall be deemed to be the transactions contemplated by this Section 4A) and the Adjustment Amendment, MSI (together with any of its Affiliated Members or Permitted Transferees) shall own 49.84% of the Class A Common Units and MHR (together with any of its Affiliated Members or Permitted Transferees) shall own 48.60% of the Class A Common Units and the Members’ Schedule is as provided in the applicable column of Schedule I hereto; provided, however, if either MHR or MSI makes any disproportionate Capital Contribution during the Interim Period in accordance with the LLC Agreement (other than the MSI November Contribution, MHR November Contribution and/or MSI Interim Closing Contribution), then the 49.84% and 48.60% ownership percentages referred to above shall be adjusted in accordance with the LLC Agreement.

B.                                    This letter agreement hereby amends Section 5.3(c) and Section 5.5 of the LLC Agreement as follows: (i) the reference to $40 million in the proviso at the end of Section 5.5 is hereby replaced with $60 million and (ii)  the MHR Catch-Up Period shall expire on the earlier of (x) one (1) year following the applicable CapEx Contribution Closing Date and (y) the MLP IPO. For the avoidance of doubt, MHR shall be entitled to make a MHR Catch-Up Contribution in respect of the MSI November Contribution, but MHR shall not be entitled to make a MHR Catch-Up Contribution in respect of the MSI Interim Closing Contribution.

C. The parties hereby amend the Transaction Agreement and LLC Agreement, effective as of the Initial Closing (as that term is defined in the Transaction Agreement (i.e., October 3, 2014)), to reflect a decrease in MHR’s Capital Account of $43,300,000 and a decrease in MHR’s Series A-1 Units of 1,227,182. The Book Value of the Company’s Property and the other Members’ Capital Accounts shall not be adjusted in connection with the changes provided in the immediately preceding sentence.

Section 5. MHR 2015 Contribution.

A.                                    On or before March 31, 2015 (but otherwise on a date prior to March 31, 2015 selected by MHR in its sole discretion), (i) MHR shall make a $13,300,000 Capital Contribution (the “MHR 2015 Contribution”) to the Company in exchange for 376,940 Class A Common Units and (ii) the Company and MHR shall deliver to MSI a certificate executed by the chief executive officer of the Company and MHR that $13,300,000 has been contributed by MHR to the Company as a Capital Contribution and the Company has received such amount and has issued 376,940 Class A Common Units to MHR in respect thereof. For the avoidance of doubt, MSI will not have any right to participate in the MHR 2015 Contribution. Unless otherwise agreed to by MSI in writing in its sole discretion, the amount contributed by MHR to the Company in connection with the MHR 2015 Contribution pursuant to this Section 5 shall be used solely to fund amounts due in respect of the 2014 Projects or other items indicated on Schedule 2 attached hereto.

B.                                    After giving effect to the MSI November Contribution, the Adjustment Amendment, the MHR November Contribution, the Interim Closing, the Second Closing and the MHR 2015 Contribution, MSI (together with any of its Affiliated Members or Permitted Transferees) shall own 49.16% of the Class A Common Units and MHR (together with any of its Affiliated Members or Permitted Transferees) shall own 49.29% of the Class A Common Units and the Members’ Schedule shall be deemed to be amended (without any further action) with the changes set forth in the applicable column on Schedule I hereto; provided, however, if either MHR or MSI makes any disproportionate Capital Contribution prior to the MHR 2015 Contribution in accordance with the LLC Agreement (other than the MSI November Contribution, MHR November Contribution and/or MSI Interim Closing Contribution), then the 49.16% and 49.29% ownership percentages referred to above shall be adjusted in accordance with the LLC Agreement.

Section 6. Transaction Documents; Closing. The defined terms “Transaction Documents” and “Related Documents” in each of the LLC Agreement and the Transaction Agreement are hereby amended to include this letter agreement for all purposes. The defined term “Closing” in the Transaction Agreement is hereby amended and restated, effective as of the Initial Closing for purposes of the adjustment in Section 4C of this letter agreement, and for all other purposes, as follows: ““Closing” means the Initial Closing, the Interim Closing or the Second Closing, as applicable.”

Section 7. [Intentionally Omitted]

Section 8. Governmental Approvals; No Conflicts. The first clause of Section 4.6 of the Transaction Agreement is hereby amended and restated as follows:

“The execution and delivery of the Transaction Documents by MHR and the Eureka Parties that are party thereto and the consummation by MHR and the Eureka Parties that are party thereto of the Initial Closing Transactions, the Interim Closing Transactions or, except as set forth on Schedule 4.6, the Second Closing Transactions, do not and will not:”

Section 9. Indemnification.

A.                                    The first clause of Section 7.1 of the Transaction Agreement is hereby amended and restated as follows:

“The representations and warranties made on the Initial Closing shall survive the Initial Closing, the representations and warranties made on the Interim Closing shall survive the Interim Closing, and the representations and warranties made on the Second Closing shall survive the Second Closing, in each case as follows:”

B.                                    The first sentence of Section 7.4(a) of the Transaction Agreement is hereby amended and restated as follows:

“(a)                           No party shall be entitled to any recovery for any Losses for a breach of a representation or warranty unless and until the total of all Losses for the Company Indemnified Parties or MSI Indemnified Parties, as applicable, under Section 7.2 exceeds $1,000,000, at which time such parties shall be entitled to recover the aggregate amount of all Losses, regardless of such threshold; provided, however, that the aggregate liability for indemnity for breaches of representations or warranties under this Article VII for each of MHR and the Company collectively on the one hand, and MSI, on the other hand, shall not exceed an amount equal to 20% of the sum of (1) the aggregate purchase price paid by ArcLight in respect of the ArcLight Acquired Units under the 2012 UPA (being $41,636,096), (2) $10,000,000, if the Interim Closing occurs, and (3) $55,000,000, if the Second Closing occurs.”

Section 10. Except as expressly modified by this letter agreement, the terms and provisions of the LLC Agreement and the Transaction Agreement shall remain in full force and effect in accordance with their respective terms. Any provision of this letter agreement may be amended, modified or terminated if, but only if, such amendment, modification or termination is in writing and is approved in writing by each of the Company, MHR and MSI. The provisions of the LLC Agreement set forth in Article XIII thereof shall apply mutatis mutandis to this letter agreement. For the avoidance of doubt, this letter agreement shall be deemed to be Confidential Information and a “Related Document” under the LLC Agreement for all purposes and shall be governed by the confidentiality obligations set forth in Section 10.4 of the LLC Agreement; provided, that MHR acknowledges that it is solely responsible for any such filings or other public disclosures (including the determination of whether to make any filing or other public disclosure and the content thereof).

Section 11. The parties do not expect that the transactions contemplated by this letter agreement shall require a filing under the HSR Act; provided, that, in the event that, as a result of any future disproportionate Capital Contributions or otherwise, a filing under the HSR Act is required, each of the Company, MHR and MSI shall use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the closing of the transactions contemplated by this letter agreement. Each of the parties hereto will bear its own costs and expenses arising out of the preparation, negotiation, execution and delivery of this letter agreement; provided, that, notwithstanding the foregoing, (i) MHR shall bear all costs and expenses of the Company arising out of the preparation, negotiation, execution and delivery of this letter agreement and the other documents contemplated by this letter agreement and (ii) each of MHR, on the one hand, and MSI, on the other hand, shall bear 50% of the filing fees under the HSR Act with respect to any such filing required in connection with the transactions contemplated by this letter agreement or any other Transaction Document.

Section 12. Notwithstanding Section 10.9 of the LLC Agreement or Section 6.2 of the Transaction Agreement, in connection with the assignment of the Rogersville Facility as contemplated thereby, if no lender consent is required pursuant to the applicable loan documents with respect to such assignment (including, without limitation, with respect to the form of deed or assignment and assumption agreement), then no such lender consent will be required as a result of such sections in the LLC Agreement and the Transaction Agreement.

Section 13. As a material inducement for MSI to enter into this letter agreement, MHR hereby represents, warrants and covenants that (i) the execution and delivery of this letter agreement by MHR, and the performance by MHR of its obligations under this letter agreement, do not and will not conflict with, breach, cause a default or event of default under, or otherwise result in or permit the acceleration or early termination of any loan agreement, credit agreement, indenture or other instrument or agreement evidencing indebtedness of MHR or its subsidiaries or the Company or its subsidiaries (each of the foregoing, “Debt Instruments”) and (ii) MHR shall, and shall cause each of its subsidiaries to, comply with all requirements under each Debt Instrument with respect to application of the proceeds of the sale of MHR Acquired Units to MSI. The accuracy of, and compliance with, the representations, warranties and covenants set forth in this Section 13 are referred to collectively as the “Debt Condition”.

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Sincerely,

EUREKA HUNTER HOLDINGS, LLC

		By:	/s/ Gary C. Evans
		Name:	Gary C. Evans
		Its:	President and Chief Executive Officer

MAGNUM HUNTER RESOURCES CORPORATION

		By:	/s/ Gary C. Evans
		Name:	Gary C. Evans
		Its:	Chairman and Chief Executive Officer

Acknowledged and agreed:

MSIP II BUFFALO HOLDINGS, LLC

By: Morgan Stanley Infrastructure II, Inc., its Manager

By:	/s/ John Veech
Name:	John Veech
Its:	President